UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010

FIRST REGIONAL BANCORP

(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1801 Century Park East, Suite 1430 Los Angeles CA		90067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 839 - 2083

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On June 19, 2012, First Regional Bancorp (the “Company”) commenced a voluntary case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Central District of California. The Company filed the Chapter 11 petition based on the appointment of the Federal Deposit Insurance Corporation (“FDIC”) as receiver of First Regional Bank, the Company’s wholly-owned subsidiary and principal asset, on January 29, 2010. In its Chapter 11 petition, the Company reported that as of June 19, 2012, the amount of assets reflected on its books and records was estimated at $1.2 million and its total debts were estimated at $148 million.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 26, 2010 the staff of The NASDAQ Stock Market LLC filed a Form 25-NSE with the Securities and Exchange Commission (the “SEC”), removing the Company’s securities from listing and registration with the Nasdaq Stock Market.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Richard E. Schreiber, a member of the Company’s Board of Directors, submitted his resignation from the Board of Directors on October 14, 2010, effective immediately. Mr. Schreiber was a member of the Audit Committee and the Compensation Committee of the Board.

Gary M. Horgan, the Chairman of the Company’s Board of Directors, died unexpectedly on January 20, 2012. Mr. Horgan was a member of the Compensation Committee of the Board.

The following are the current directors of the Company.

Fred M. Edwards

H. Anthony Gartshore

Thomas E. McCullough

Lawrence J. Sherman

In addition, Elizabeth Thompson, the Company’s Chief Financial Officer resigned in February 2010 and Steven J. Sweeney, the Company’s General Counsel resigned on April 6, 2010.

The following are the current executive officers of the Company:

H. Anthony Gartshore continues as the President and Chief Executive Officer of the Company. Additionally, Thomas E. McCullough continues as the Corporate Secretary of the Company and was also appointed to the position of the Chief Financial Officer of the Company on April 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST REGIONAL BANCORP
(Registrant)

October 19, 2012	By:	/s/ Thomas E. McCullough
Thomas E. McCullough
Corporate Secretary